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

----------------                              U.S. SECURITIES AND EXCHANGED COMMISSION                  ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] subject to Section 16.  Form 4                                                                      |Expires: September 30,1998|
    or Form 5 obligations may                                                                           |Estimated ave. burden     |
    continue.  See Instruction 1(b).                                                                    |hours per response.....0.5|
                                                                                                        ----------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                        Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        | CoreComm Limited (NASDAQ: COMMF)               |                                        |
|  Blumenthal              George     S. |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X  Officer               Other         |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                        |                                        |
|                                        |                       |      April 1999        |   Chairman of the Board                |
|  110 East 59th Street, 26th Floor      |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |      April 1999        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|  New York        NY           10022    |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)                                                                                                |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security     |2.Transac-  |3.Trans-     |4.Security Acquired (A) or     |5.Amount of      |6.Owner-    |7.Nature of    |
|  (Instr. 3)            |  tion Date |  action     |  Disposed of (D)              |  Securities     |  ship Form:|  Indirect     |
|                        |(Mon/Day/Yr)|  Code       |  (Instr. 3, 4 & 5)            |  Beneficially   |  Direct (D)|  Beneficial   |
|                        |            |  (Instr. 8) |                               |  Owned at End of|  or        |  Ownership    |
|                        |            |-------------|-------------------------------|  Month          |  Indirect  |  (Instr.4)    |
|                        |            | Code |  V   |     Amount     |(A) |         |  (Instr. 3 & 4) |  (I)       |               |
|                        |            |      |      |                |(D) |  Price  |                 |  (Instr. 4)|               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |  4/27/1999 |  M   |      |     158,519(1) |(A) | $15.82  |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |  4/27/1999 |  M   |      |     473,453(1) |(A) | $15.82  |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |  4/27/1999 |  F   |      |     158,519    |(D) | $47.25  |     478,922     |    (D)     |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |  4/27/1999 |  M   |      |      24,275    |(A) | $15.82  |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |  4/27/1999 |  M   |      |      72,503    |(A) | $15.82  |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |  4/27/1999 |  F   |      |      24,275    |(D) | $47.25  |     192,503     |    (I)     |     (2)       |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |  4/27/1999 |  M   |      |      22,575    |(A) | $15.82  |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |  4/27/1999 |  M   |      |      67,425    |(A) | $15.82  |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |  4/27/1999 |  F   |      |      22,575    |(D) | $47.25  |      67,425     |    (I)     |     (3)       |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |            |      |      |                |    |         |      45,000     |    (I)     |     (4)       |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |            |      |      |                |    |         |       1,980     |    (I)     |     (5)       |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           |            |      |      |                |    |         |       3,000     |    (I)     |     (6)       |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|

Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)
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

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code | V |    (A)   |    (D)   |Exer.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|Common    | $15.82  |4/27/| M   |   |          |  158,519 |IMMED|9/1/ | Common   | 158,519  |          |          | (D)|          |
|Stock     |         |1999 |     |   |          |    (1)   |     |2005 | Stock    |          |          |          |    |          |
|Warrants  |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    | $15.82  |4/27/| M   |   |          |  473,453 |IMMED|9/1/ | Common   | 473,453  |          |    0     | (D)|          |
|Stock     |         |1999 |     |   |          |    (1)   |     |2005 | Stock    |          |          |          |    |          |
|Warrants  |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|Employee  | $47.25  |4/27/| A   | V | 631,972  |          |4/27/|4/26/| Common   | 631,972  |          | 631,972  | (D)|          |
|Stock     |         |1999 |     |   |          |          |1999 |2009 | Stock    |          |          |          |    |          |
|Option    |         |     |     |   |          |          | (7) |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|Common    | $15.82  |4/27/| M   |   |          |   24,275 |IMMED|9/1/ | Common   |  24,275  |          |          | (I)|  (2)     |
|Stock     |         |1999 |     |   |          |          |     |2005 | Stock    |          |          |          |    |          |
|Warrants  |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|Common    | $15.82  |4/27/| M   |   |          |   72,503 |IMMED|9/1/ | Common   |  72,503  |          |    0     | (I)|  (2)     |
|Stock     |         |1999 |     |   |          |          |     |2005 | Stock    |          |          |          |    |          |
|Warrants  |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|Employee  | $47.25  |4/27/| A   | V |  96,778  |          |4/27/|4/26/| Common   |  96,778  |          |  96,778  | (I)|  (2)     |
|Stock     |         |1999 |     |   |          |          |1999 |2009 | Stock    |          |          |          |    |          |
|Option    |         |     |     |   |          |          | (7) |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|Common    | $15.82  |4/27/| M   |   |          |   22,575 |IMMED|9/1/ | Common   |  22,575  |          |          | (I)|  (3)     |
|Stock     |         |1999 |     |   |          |          |     |2005 | Stock    |          |          |          |    |          |
|Warrants  |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |    0     |    |          |
|Common    | $15.82  |4/27/| M   |   |          |   67,425 |IMMED|9/1/ | Common   |  67,425  |          |          | (I)|  (3)     |
|Stock     |         |1999 |     |   |          |          |     |2005 | Stock    |          |          |          |    |          |
|Warrants  |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  | $47.25  |4/27/| A   | V |  90,000  |          |4/27/|4/26/| Common   |  90,000  |          |  90,000  | (I)|  (3)     |
|Stock     |         |1999 |     |   |          |          |1999 |2009 | Stock    |          |          |          |    |          |
|Option    |         |     |     |   |          |          | (7) |     |          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) Includes transaction previously reported on Mr. Blumenthal's April 1999 Form 4 Statement
(2) Securities held by the George S. Blumenthal 1998 Annuity Trust
(3) Securities held by the George S. Blumenthal 1998 Annuity Trust II
(4) Shares held by the George Blumenthal retirement account.
(5) Shares held by trusts for the benefit of Mr. Blumenthal's children, where Mr. Blumenthal acts as custodian of such trusts.
(6) Shares owned by Mr. Blumenthal's wife, for which shares Mr. Blumenthal disclaims beneficial ownership.
(7) 20% are exercisable immediately, an additional 20% become exercisable each January 1st thereafter


**Intentional misstatements or omissions of facts constitute Federal              /s/ George S. Blumenthal                6/10/99
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 1474 (7-96)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

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